	Six Months Ended
	June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
INCLUDING INTEREST ON DEPOSITS
Earnings:
(Loss) income before income taxes	(9,741)	8,866	19,320	27,625	25,624	28,833	25,210
Fixed charges	30,389	40,069	76,544	100,529	86,726	57,387	36,640
Interest capitalized during the period, net of amortization of previously capitalized interest	(11)	—	(60)	—	—	—	—
Earnings, for computation purposes	20,637	48,935	95,804	128,154	112,350	86,220	61,850

Fixed charges:
Interest on deposits, borrowed funds and junior subordinated debt, expensed or capitalized	29,628	39,295	75,034	98,987	84,872	55,714	34,951
Portion of rents representative of interest factor (1)	761	774	1,510	1,542	1,854	1,673	1,689
Fixed charges	30,389	40,069	76,544	100,529	86,726	57,387	36,640
Preferred stock dividend requirements	1,866	—	—	—	—	—	—
Fixed charges and preferred stock dividend requirements	32,255	40,069	76,544	100,529	86,726	57,387	36,640

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits (2)	n/a	1.22x	1.25x	1.27x	1.30x	1.50x	1.69x

EXCLUDING INTEREST ON DEPOSITS
Earnings:
Income before income taxes	(9,741)	8,866	19,320	27,625	25,624	28,833	25,210
Fixed charges	4,054	5,799	10,692	16,277	19,834	15,960	12,579
Interest capitalized during the period, net of amortization of previously capitalized interest	(11)	—	(60)	—	—	—	—
Earnings, for computation purposes	(5,698)	14,665	29,952	43,902	45,458	44,793	37,789

Fixed charges:
Interest on borrowed funds and junior subordinated debt, expensed or capitalized	3,293	5,025	9,182	14,735	17,980	14,287	10,890
Portion of rents representative of interest factor (1)	761	774	1,510	1,542	1,854	1,673	1,689
Fixed charges	4,054	5,799	10,692	16,277	19,834	15,960	12,579
Preferred stock dividend requirements	1,866	—	—	—	—	—	—
Fixed charges and preferred stock dividend requirements	5,920	5,799	10,692	16,277	19,834	15,960	12,579

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits (3)	n/a	2.53x	2.80x	2.70x	2.29x	2.81x	3.00x

(1)	Amount represents one-third of all rental expense (the proportion deemed representatative of the interest factor)
(2)	The ratio of earnings to fixed charges was less than one-to-one for the six months ended June 30, 2009. Earnings were insufficient to cover fixed charges by $11.6 million.
(3)	The ratio of earnings to fixed charges, excluding interest on deposits was less than one-to-one for the six months ended June 30, 2009. Earnings were I nsufficient to cover fixed charges by $11.6 million.